     PRICING SUPPLEMENT NO. 132                              Rule 424(b)(3)
     DATED: January 16, 1997                             File No. 333-03685
     (To Prospectus dated May 23, 1996
     and Prospectus Supplement dated May 23, 1996)

                               $4,954,795,162
                      THE BEAR STEARNS COMPANIES INC.
                        MEDIUM-TERM NOTES, SERIES B
          WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE

 Principal Amount:            Floating Rate Notes  Book Entry Notes
 $10,000,000                  [_]                  [x]

 Original Issue Date:         Fixed Rate Notes     Certificated Notes
 2/13/97                      [x]                  [_]

 Maturity Date: 2/13/2017

 Option to Extend Maturity:   No  [x]

                              Yes [_]   Final Maturity Date:

                                      Optional           Optional
                    Redemption        Repayment          Repayment
 Redeemable On      Price(s)          Date(s)            Price(s)
 -------------      --------          -------            --------

 *                  100%              N/A                N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:  8.00%

Interest Payment Dates:  **

Applicable Only to Floating Rate Notes:
--------------------------------------

 Interest Rate Basis:                  Maximum Interest Rate:

 [_]  Commercial Paper Rate            Minimum Interest Rate:

 [_]  Federal Funds Rate               Interest Reset Date(s):

 [_]  Treasury Rate                    Interest Reset Period:

 [_]  LIBOR Reuters                    Interest Payment Date(s):

 [_]  LIBOR Telerate

 [_]  Prime Rate

 [_]  CMT Rate

 Initial Interest Rate:                Interest Payment Period:

 Index Maturity:

 Spread (plus or minus):

-------------------------

* Commencing February 13, 1998 and semi-annually on each Interest Payment Date thereafter, the Notes may be called at 100% of the principal amount, in whole but not in part, at the option of the Company on eight days' notice.

**   On the 13th of each August and February, commencing 08/13/97.

The Agent has agreed to Purchase the Notes at 100% of their principal amount. The purchase price includes an amount related to a swap entered into by the Company and an affiliate of the Agent. The Agent will resell the Notes at prevailing market rates, which may be greater or less than the purchase price therefor paid by the Agent.

The distribution of Notes will conform to the requirements set forth in the applicable sections of Schedule E to the By-laws of the National
Association of Securities Dealers, Inc.


     NYFS04...:\25\22625\0122\1824\FFF1197X.350